Unaudited pro forma consolidated financial information

On August 15, 2016 at a special meeting of stockholders, Eleven Biotherapeutics, Inc. (the “Company”) obtained stockholder approval authorizing the transactions contemplated by the License Agreement, dated as of June 10, 2016 (the “License Agreement”), by and between the Company, F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. (collectively, "Roche") relating to EBI-031 and all other IL-6 antagonist antibody technology owned by the Company, including the grant of the exclusive licenses thereunder. As a result of obtaining such stockholder approval, the License Agreement became effective on August 16, 2016.

The following supplemental pro forma information is presented for informational purposes only, to provide an understanding of the Company’s historical financial results as adjusted for the License Agreement. These pro forma condensed financial statements should not be considered a substitute for the actual historical financial information prepared in accordance with generally accepted accounting principles, as presented in the Company’s filings on Form 10-Q and 10-K. The unaudited pro forma condensed financial information disclosed in this report is for illustrative purposes only and is not necessarily indicative of results of operations that would have been achieved had the pro forma events taken place on the dates indicated, or our future results of operations.

The License Agreement represents a substantial outlicense of most rights and obligations concerning EBI-031 and all other IL-6 antagonist antibody technology, such that the Company would not expect to have any further direct involvement in its ongoing development and commercialization of the technology that is subject to the License Agreement. Among other customary closing conditions, Roche negotiated the License Agreement to be contingent upon obtaining shareholder approval of the arrangement, which occurred on August 15, 2016.

The unaudited pro forma condensed statements of operations for the six months ended June 30, 2016 and for the year ended December 31, 2015 present our condensed results of operations giving pro forma effect to the License Agreement as if it had occurred on January 1, 2015. The unaudited condensed pro forma balance sheet as of June 30, 2016 presents the financial position giving effect to the License Agreement as if it had occurred on June 30, 2016. These pro forma condensed financial statements should be read in connection with the Company’s historical condensed financial statements for the period ended June 30, 2016 which were included in the Form 10-Q filed on August 12, 2016 and the Company’s historical financial statements for the year ended December 31, 2015, which were included in the Form 10-K filed on March 25, 2016.

The pro forma adjustments are based on currently available information, estimates and assumptions that the Company believes are reasonable in order to reflect, on a pro forma basis, the impact of this License Agreement on its historical financial information.

ELEVEN BIOTHERAPEUTICS, INC.
UNAUDITED CONDENSED PRO FORMA STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE SIX MONTHS ENDED JUNE 30, 2016
($, in thousands, except per share amounts)

		Pro Forma
	Historical	Adjustments	Notes	Pro Forma

Revenue	$506			$506
Operating expenses:
Research and development	7,930	(2,752)	(a)	5,178
General and administrative	5,618			5,618
Total operating expenses	13,548	(2,752)		10,796
Loss from operations	(13,042)	2,752		(10,290)
Other income (expense):
Other income, net	139			139
Loss on extinguishment of debt	(915)			(915)
Interest expense, net	(247)			(247)
Total other expense	(1,023)	—		(1,023)
Net loss and comprehensive loss	$(14,065)	$2,752		$(11,313)

Net loss per share applicable to common stockholders—basic and diluted	$(0.71)			$(0.57)

Weighted-average number of common shares used in net loss per share applicable to common stockholders—basic and diluted	19,756			19,756

ELEVEN BIOTHERAPEUTICS, INC.
UNAUDITED CONDENSED PRO FORMA STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE YEAR ENDED DECEMBER 31, 2015
($, in thousands, except per share amounts)

		Pro Forma
	Historical	Adjustments	Notes	Pro Forma

Collaboration revenue	$490			$490
Other revenue	500			500
Total revenue	990	—		990
Operating expenses:
Research and development	26,336	(5,384)	(a)	20,952
General and administrative	9,850			9,850
Total operating expenses	36,186	(5,384)		30,802
Loss from operations	(35,196)	5,384		(29,812)
Other income (expense):
Other income, net	3,139			3,139
Interest expense, net	(1,395)			(1,395)
Total other expense	1,744	—		1,744
Net loss and comprehensive loss	$(33,452)	$5,384		$(28,068)

Net loss per share applicable to common stockholders—basic and diluted	$(1.76)			$(1.48)

Weighted-average number of common shares used in net loss per share applicable to common stockholders—basic and diluted	18,993			18,993

ELEVEN BIOTHERAPEUTICS, INC.
UNAUDITED CONDENSED PRO FORMA BALANCE SHEET
AS OF JUNE 30, 2016
($, in thousands, except share and per share data)

		Pro Forma
	Historical	Adjustments	Notes	Pro Forma
Assets
Current assets:
Cash and cash equivalents	$8,484	$29,900	(b)	$38,384
Prepaid expenses and other current assets	350	(38)	(a)	312
Total current assets	8,834	29,862		38,696
Property and equipment, net	314			314
Restricted cash	119			119
Other assets	—			—
Total assets	$9,267	$29,862		$39,129
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$1,855	(232)	(a)	$1,623
Accrued expenses	1,153	(114)	(a)	1,039
Notes payable, current portion	—			—
Deferred revenue, current portion	—			—
Total current liabilities	3,008	(346)		2,662
Other Liabilities	73			73
Accrued interest	—			—
Notes payable, net of current portion	—			—
Warrant liability	13			13
Commitments and contingencies
Stockholders' equity
Common stock, $0.001 par value; 200,000,000 shares authorized at June 30, 2016 and December 31, 2015, respectively, and 20,005,771 and 19,619,124 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	20			20
Additional paid-in capital	145,420			145,420
Accumulated deficit	(139,267)	30,208		(109,059)
Total stockholders' equity	6,173	30,208		36,381

Total liabilities and stockholders' equity	$9,267	$29,862		$39,129

(a)
To eliminate the direct research and development expenses, prepaid expenses, accounts payable and accrued expenses associated with EBI-031. We have not reflected employee and contractor-related costs, costs associated with our platform and facility expenses, including depreciation or other indirect costs, as a pro forma adjustment as these costs are deployed across multiple product programs under research and development and are not directly related to EBI-031.

(b)
To record the up-front license fee of $7.5 million and the first development milestone payment of $22.5 million (minus the exclusivity fee of $0.1 million) as a non-recurring one-time payment under the License Agreement, and presented as an opening balance sheet pro forma adjustment of $29.9 million, that was receivable at the time the License Agreement became effective. The License Agreement includes payments of an upfront license fee of $7.5 million payable within 30 days after achievement of specified regulatory, development and commercial milestones with respect to up to two unrelated indications. Specifically, an aggregate amount of up to $197.5 million is payable to the Company for the achievement of specified milestones with respect to the first indication: $72.5 million in development milestones, $50.0 million in regulatory milestones and $75.0 million with respect to the first indication: $72.5 million in development milestones, $50.0 million in regulatory milestones and $75.0 million in commercialization milestones. The first development milestone in the amount of $22.5 million is payable as a result of the IND application for EBI-031 which became effective July 7, 2016. Additional amounts of up to $65.0 million are payable upon the achievement of specified development and regulatory milestones in a second indication.